                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-114148) and related Prospectus of Lions Gate Entertainment Corp. and to the incorporation by reference therein of our report dated June 27, 2003 (except for Note 25, as to which the date is March 24, 2004), with respect to the consolidated financial statements of Lions Gate Entertainment Corp. and our report dated May 17, 2002, with respect to the consolidated financial statements of Mandalay Pictures LLC, included in the Lions Gate Entertainment Corp. Annual Report (Form 10-K/A) for the year ended March 31, 2003, filed with the Securities and Exchange Commission.

                                            /S/  ERNST & YOUNG LLP

Los Angeles, California
April 26, 2004